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                                                                    EXHIBIT 99.1

        AMERISTAR CASINOS COMPLETES SALE OF THE RESERVE HOTEL AND CASINO

LAS VEGAS, January 29, 2001 -- Ameristar Casinos, Inc. (NASDAQ: ASCA) announced today that it has completed the sale of The Reserve Hotel and Casino located in Henderson, Nevada, a suburb of Las Vegas, to a subsidiary of Station Casinos, Inc. for an aggregate cash sales price of approximately $71.8 million. Ameristar acquired the property in 1996 while it was under construction and opened the facility in February 1998. As part of the transaction, Ameristar has retained several members of The Reserve's management team at both its corporate office and at other properties of the company. Ameristar intends to use the net proceeds from The Reserve's sale to repay indebtedness under its senior credit facility and for working capital purposes.

This press release contains certain forward-looking statements that generally can be identified by the context of the statement or the use of words such as Ameristar or its management "believes," "anticipates," "intends," "expects," "plans," or words of similar meaning. Similarly, statements that describe Ameristar's future plans, objectives, strategies or goals are forward-looking statements. Attention is directed to "Item 1. Business - Risk Factors" in the Annual Report on Form 10-K of Ameristar Casinos, Inc. for the fiscal year ended Dec. 31, 1999 and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" in the Quarterly Report on Form 10-Q on Ameristar Casinos, Inc. for the fiscal quarter ended September 30, 2000 for a discussion of some of the factors, risks and uncertainties that could affect Ameristar's future results.

Ameristar Casinos, Inc. is an innovative, Las Vegas-based entertainment company known for its distinctive, quality conscious hotel casinos, and value orientation. Led by President and Chief Executive Officer Craig H. Neilsen, the organization's roots go back nearly five decades to a tiny roadside casino in the high plateau country that borders Idaho and Nevada. Publicly held since November 1993, the corporation owns and operates six properties in Nevada, Missouri, Iowa and Mississippi, two of which carry the prestigious American Automobile Association's Four Diamond designation. Ameristar's Common Stock is traded on the NASDAQ National Market System under the symbol: ASCA.